Exhibit 10.9
SCHEDULE
TO
JO-ANN STORES, INC.
SUPPLEMENTAL RETIREMENT BENEFIT PLAN

MAXIMUM SUPPLEMENTAL
PARTICIPANT	RETIREMENT BENEFIT AMOUNT

David Holmberg	$600,000
James Kerr	$600,000
This Schedule is effective as of July 27, 2006, and supersedes any and all previous Schedules.

JO-ANN STORES, INC.
By:	/s/ Darrell Webb
Darrell Webb, Chairman of the Board,
President and Chief Executive Officer

By:	/s/ David Goldston
David Goldston Senior Vice President, General Counsel and Secretary